Exhibit 10.1

PERSONAL & CONFIDENTIAL

April 22, 2008

Craig Monaghan

Dear Craig:

We are excited at the prospect of having you join Asbury Automotive Group in the position of Senior Vice President and Chief Financial Officer reporting to me. I believe you will make a significant contribution to our company and I look forward to your positive response.

Cash Compensation

Your Target Annualized compensation will be $1,020,000. This includes base salary and annual bonus at target. The components are as follows:

Annual base compensation will be $600,000 and a total target annual bonus opportunity of $420,000, which is 70% of your base salary. Your compensation will be reviewed in the first quarter of 2009.

2008 Bonus Plan

For 2008 your bonus opportunity will be prorated based upon the number of months you are employed. A copy of the 2008 Asbury Corporate office bonus plan is attached.

Equity

You will receive an initial grant of 30,000 restricted shares. These shares will vest 100% on the third anniversary of the grant date. You will receive dividend equivalents for your unvested restricted shares in cash in the same amount as dividends if any are declared for our regular shareholders.

You will receive a target number of 20,000 performance units. These units convert into full value shares in the first quarter of 2011 based upon the company performance for the years 2008, 2009 and 2010. Dividend equivalents are accrued and paid in cash at the time shares are issued. Attached is a sample grant document which details the targets and payout associated with this plan.

You will also be eligible for consideration for annual grant of company equity made during the first quarter of each year.

Auto Allowance

You will receive a car allowance in the amount of $800 per month. This amount will be added to your regular payroll and will be subject to normal withholding.

Benefits

We offer an excellent package of benefits including:

Family Health, Dental and Vision Care, a 401(k) Plan with a 50% match on the first 4% (after one year of employment), Employee LTD, Life and STD. We also offer a non-matching deferred compensation plan.

Vacation

You will be eligible for 4 weeks of paid vacation annually.

Termination Protection

You will receive a Termination protection agreement providing base salary and benefits continuation for one year in the event of termination, as defined in the agreement. If termination occurs within 2 years following a change of control the amount of severance the agreement provides is increased to three years. The details are in the agreement which is attached for your review.

Relocation

You will be eligible for the full relocation package with Paragon Relocation our outsourced relocation company. The package includes:

Assistance selling your current residence utilizing Paragon’s Buyer Value Option Program and Marketing Assistance. This includes an equity advance, but not a guaranteed sale price, at the appraised value

Reimbursement for reasonable house hunting trips and temporary living for you and your family.

Costs associated with buying a new home including closing costs, an equity advance as well as movement of household goods to your new location.

A miscellaneous relocation allowance of $5,000 (pre-tax) to cover the purchase of appliances, carpet, drapes, hookups, house cleaning, etc. This allowance is not tax assisted.

Tax gross-up of taxable reimbursed expenses will occur in payroll at the end of the year.

Our offer is contingent upon successful completion of a background check and a pre-employment drug test.

This offer letter is an offer of employment only. In accepting employment with Asbury Automotive Group Inc., you understand that you do not have an express or implied contract of employment with the Company; that your employment will be at-will and is not for a definite duration; and that your employment can be terminated with or without cause or notice, at any time, at the option of either the Company or yourself. You understand that no manager or representative of the Company, other than the Chief Executive Officer, has any authority to enter into any agreement for employment for any specified period of time or to make any agreement contrary to the foregoing, and that any such agreement must be in writing and signed by the Chief Executive Officer in order to bind the Company.

In extending this offer of employment, we have relied on your representations that (1) you will not use in any way any confidential information (or any records, documents and similar items) relating to the business of your former employers while employed at Asbury and (2) you have not entered into any agreement or made any commitment to any prior employer or other third party (including, without limitation, non-competition provisions or other restrictive covenants in agreements with prior employers) which would in any way affect or limit your ability to carry out your duties with Asbury. By signing this offer letter, you acknowledge that any inaccuracy in these representations may be grounds for termination.

To signify your acceptance of this position, please sign below and return one copy to me.

Sincerely,

/s/ Charles Oglesby Charles Oglesby
President and CEO
Asbury Automotive Group, Inc.

I hereby signify my acceptance of the position

/s/ Craig T. Monaghan	April 30, 2008
Signature	Date